Exhibit 10.1

March 20, 2009

GAMCO Asset Management Inc.
One Corporate Center
Suite 1900
Rye, New York 10580-1435-1422
Attn: Peter Goldstein, Esq.

Ladies and Gentlemen:

This letter constitutes the agreement (the “Agreement”) between Fisher Communications, Inc. (the “Company”) and GAMCO Asset Management Inc. (“GAMCO”), with respect to the matters set forth below:

1. Board Matters. The Company agrees that the Company and the Company’s Board of Directors (the “Board”) will cause the slate of nominees standing for election, and recommended by the Board, at the 2009 annual meeting of shareholders of the Company (the “2009 Annual Meeting”) to include (i) one incumbent director (the “Incumbent Nominee”), and (ii) each of David Lorber and Paul A. Bible (the “GAMCO Nominees”) (such three directors, the “2009 Nominees”). GAMCO will, and will cause each of its controlled affiliates to, vote on an equal basis all shares of Voting Securities that it is entitled to vote at the 2009 Annual Meeting in favor of the election of each of the 2009 Nominees (including the GAMCO Nominees) at the 2009 Annual Meeting. If, prior to the 2012 annual meeting of shareholders of the Company, either of the GAMCO Nominees (or any replacement thereof) is unable or unwilling to serve as a director, then GAMCO (and no other person, group, or entity) shall select a replacement director, and the Company shall take any and all action to fill such vacancy with such replacement director, subject to the reasonable determination of the Nominating and Corporate Governance Committee that any proposed replacement meets the independence and qualification standards with respect to serving as a director. The Company represents and warrants that the execution, delivery and performance of this Agreement will not cause a default or event of default under any material agreement to which the Company or any of its subsidiaries is a party.

2. Withdrawal of Nominations; Termination of Proxy Solicitation. GAMCO has submitted to the Company notice by letter dated January 30, 2009 (the “Notice”) of its intention to nominate three individuals for election to the Board at the 2009 Annual Meeting. Subject to the Company’s compliance with Section 1 hereof, GAMCO hereby withdraws these director nominations and the related Notice. Concurrently with the execution of this Agreement, GAMCO will cease, and will cause all of its controlled affiliates to cease, any and all efforts with respect to any proxy solicitation in connection with such nominations, except as provided in Section 1.

3. Role of GAMCO Nominees. The Company agrees that each of the GAMCO Nominees, upon election or appointment to the Board, will serve as an integral member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure policies, and other governance guidelines, and will have the same rights and benefits, including with respect to committee consideration, insurance coverage, indemnification and contribution rights, exculpation, advancement of expenses, and compensation and fees, access to personnel and information as are applicable to all independent directors of the Company. So long as either GAMCO Nominee is a member of the Board, he will be permitted to serve on any committee or committees of the Board for which he indicates an interest and which the Board determines to be appropriate based on the knowledge and experience of the GAMCO Nominee.

4. Indemnification. In connection with the GAMCO Nominees’ indemnification rights, the Company agrees to pay all expenses (including attorney’s fees) incurred by a GAMCO Nominee, who, at the time of such action, suit or proceeding, is a former director, to the same extent as if he or she was a present director of the Company.

5. Press Release. The Company and GAMCO shall consult with each other before issuing any press release with respect to this Agreement or any GAMCO Nominee.

6. Specific Performance. Each of GAMCO and the Company acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any provision of this Agreement was not performed in accordance with its specific terms. It is accordingly agreed that GAMCO and the Company will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement, and in either case no bond or other security shall be required in connection therewith.

7. Governing Law; Entire Agreement. This Agreement, and any claim arising out of, relating to or associated with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles or any other principle that could require the application of the laws of any other jurisdiction. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

FISHER COMMUNICATIONS, INC.

By: /s/ Colleen B. Brown
Name: Colleen B. Brown
Title: President and Chief Executive
Officer

Accepted and agreed:

GAMCO ASSET MANAGEMENT, INC.

By: /s/ Peter D. Goldstein
Name: Peter D. Goldstein
Title: Director of Regulatory Affairs